Exhibit 99.1

GTY TECHNOLOGY HOLDINGS INC. revises terms of proposed warrant amendment

Public warrantholders to receive increased consideration of $2.00 in cash in exchange for each warrant they hold

Private placement warrants to be exchanged for $0.75 each if warrant agreement amendment is approved

AUSTIN, TX – October 22, 2018 – GTY Technology Holdings Inc. (Nasdaq: GTYH) (“GTY”) today announced that, in connection with its previously announced proposed initial business combination and proposed amendment to the warrant agreement governing GTY’s outstanding warrants, GTY has increased to $2.00 in cash the consideration for which each public warrant would be automatically exchanged. In addition, if the warrant agreement amendment is approved, GTY’s private placement warrants would be automatically exchanged for $0.75 per warrant. Approval of the warrant agreement amendment will require the affirmative vote of at least 50% of the outstanding public warrants.

As of the date hereof, GTY has 18,400,000 public warrants and 8,693,334 private placement warrants outstanding. If approved, the warrant agreement amendment would provide for aggregate cash consideration of $36,800,000 to holders of GTY’s public warrants and $6,520,001 to holders of GTY’s private placement warrants, in each case upon the closing of GTY’s proposed initial business combination. The cash amount to be exchanged per public warrant represents a 55% premium to the last reported closing price of the public warrants on October 19, 2018.

Important Information About the Proposed Transactions and Where to Find It

In connection with the proposed business combination and proposed amendment to GTY’s warrant agreement, a newly formed subsidiary of GTY (“New GTY”) intends to file a Registration Statement on Form S-4, which will include a preliminary proxy statement/prospectus of GTY. GTY will mail a definitive proxy statement/prospectus and other relevant documents to its shareholders in connection with the proposed business combination and to its holders of public warrants in connection with the vote by the warrantholders on the proposed amendment to the warrant agreement. GTY’s shareholders, warrantholders and other interested persons are advised to read, when available, the preliminary proxy statement/prospectus and the amendments thereto and the definitive proxy statement/prospectus and documents incorporated by reference therein filed in connection with the proposed business combination and proposed amendment to the warrant agreement, as these materials will contain important information about the companies being acquired (the “Targets”), GTY, the proposed business combination and proposed amendment to the warrant agreement. When available, the definitive proxy statement/prospectus and other relevant materials for the proposed business combination and amendment to the warrant agreement will be mailed to shareholders and warrantholders of GTY as of a record date to be established for voting on the proposed business combination and proposed amendment to the warrant agreement. Shareholders and warrantholders will also be able to obtain copies of the preliminary proxy statement/prospectus, the definitive proxy statement/prospectus and other documents filed with the SEC that will be incorporated by reference therein, without charge, once available, at the SEC’s web site at www.sec.gov, or by directing a request to: GTY Technology Holdings Inc., 1180 North Town Center Drive, Suite 100, Las Vegas, Nevada 89144, Attention: Harry L. You, (702) 945-2898.

Participants in the Solicitation

GTY and its directors and executive officers may be deemed participants in the solicitation of proxies from GTY’s shareholders with respect to the proposed business combination and amendment to the warrant agreement. A list of the names of those directors and executive officers and a description of their interests in GTY is contained in GTY’s annual report on Form 10-K for the fiscal year ended December 31, 2017, which was filed with the SEC and is available free of charge at the SEC’s web site at www.sec.gov, or by directing a request to GTY Technology Holdings Inc., 1180 North Town Center Drive, Suite 100, Las Vegas, Nevada 89144, Attention: Harry L. You, (702) 945-2898. Additional information regarding the interests of such participants will be contained in the proxy statement/prospectus for the proposed business combination and amendment to the warrant agreement when available.

The Targets and their directors and executive officers may also be deemed to be participants in the solicitation of proxies from the shareholders of GTY in connection with the proposed business combination. A list of the names of such directors and executive officers and information regarding their interests in the proposed business combination will be included in the proxy statement/prospectus for the proposed business combination when available.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. GTY’s and each Target’s actual results may differ materially from their expectations, estimates and projections and consequently, you should not rely on these forward looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, GTY’s and the Targets’ expectations with respect to future performance and anticipated financial impacts of the proposed business combination, the satisfaction of the closing conditions to the business combination and the timing of the completion of the business combination. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside GTY’s and the Targets’ control and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of any of the definitive agreements for the proposed transactions (the “Transaction Agreements”) or could otherwise cause a proposed transaction to fail to close; (2) the outcome of any legal proceedings that may be instituted against GTY or a Target following the announcement of the Transaction Agreements and the proposed business combination; (3) the inability to complete the proposed business combination, including due to failure to obtain approval of the shareholders of GTY or other conditions to closing in the Transaction Agreements; (4) the inability to complete the proposed amendment to the warrant agreement, including due to failure to obtain the requisite approval of the warrantholders of GTY; (5) the inability to obtain or maintain the listing of the shares of common stock of the post-acquisition company on The Nasdaq Stock Market following the proposed transactions; (6) the risk that the proposed business combination disrupts current plans and operations; (7) the ability to recognize the anticipated benefits of a proposed business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably and retain its key employees; (8) costs related to the proposed business combination; (9) changes in applicable laws or regulations; (10) financial performance and reporting issues that may be discovered in connection with the preparation and audit of each Target’s historical financial statements; (11) the possibility that a Target or the combined company may be adversely affected by other economic, business, and/or competitive factors; and (12) other risks and uncertainties indicated from time to time in the proxy statement/prospectus relating to the proposed business combination, including those under “Risk Factors” therein, and in GTY’s other filings with the SEC. GTY cautions that the foregoing list of factors is not exclusive. GTY cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. GTY does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

No Offer or Solicitation

This press release shall not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed business combination or amendment to the warrant agreement. This press release shall also not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any states or jurisdictions in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of section 10 of the Securities Act of 1933, as amended.

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Media Contacts:
Jeffrey Taufield

Vice Chairman, Kekst

jeffrey.taufield@kekst.com

212-521-4815

Company Contacts:

Carter Glatt

Senior Vice President, Corporate Development, GTY

carter@gtytechnology.com

(702) 945-2898